Exhibit 10.17

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is dated January 3, 2016 by and between Telkonet, Inc, a Utah corporation ("Telkonet" or "Company") and Jason L. Tienor ("Executive").

WHEREAS, Executive and the Company previously entered into an employment agreement dated as of May 1, 2015 (the ''Prior Employment Agreement");

WHEREAS, the Company and the Executive desire to amend and restate the Prior Employment Agreement on the terms and conditions set forth herein;

WHEREAS, Telkonet desires to employ Executive and to secure for itself the experience, abilities and services of Executive in the capacity of Chief Executive Officer of Telkonet upon the terms and conditions specified herein; and

WHEREAS, Executive will continue to provide services to Telkonet, now pursuant to the terms of this Agreement, which will supersede and replace the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties, intending to be legally bound, agree as follows:

1.                 Duties and Scope of Employment.

(a)	Positions and Duties. Telkonet hereby employs Executive in the capacity of Chief Executive Officer of Telkonet to perform such executive, management and administrative services and other customary duties consistent with Executive's position as a senior executive officer within the Company as set forth in the Telkonet by-laws and as Telkonet, by action of its Chief Executive Officer and Board of Directors ("Board"), may request from time to time.

(b)	Location. Executive's place of work shall be 20800 Swenson Dr., Suite 175, Waukesha, WI 53186. The Company shall be entitled to require the Executive to travel to work at such other places as business needs require.

2.                 Term. The Initial Term of the Executive's employment hereunder (the "Initial Term") shall commence on January 3, 2016 (the "Effective Date"), and will continue for one (1) year from the Effective Date. If neither the Company nor the Executive has provided the other with written notice of an intention to terminate this Agreement at least thirty (30) days before the end of the Initial Term (or any subsequent renewal period), this Agreement will automatically renew for a twelve (12) month period. For purposes of this Agreement, the word "Term" means the Initial Term and any renewal period pursuant to the preceding sentence and any extension pursuant to clause (ii) of the following sentence. Notwithstanding the preceding sentences (i) this Agreement may be terminated earlier as provided pursuant to Section 6 and (ii) if a Sale of the Company occurs during the Term, then the Term shall not end before the first anniversary of the date of the Sale of the Company. For purposes of this Agreement, the term "Sale of the Company" means any transaction or related series or combination of transactions whereby, directly or indirectly, control of a majority (defined as greater than 50% of the outstanding voting capital stock of Company) of the equity interests of Company (or any direct or indirect parent of Company), or the majority of Company's business or assets is acquired, leased or licensed by a third party in a sale or exchange of stock, merger or consolidation, sale, lease or license of assets or joint venture (regardless of whether Company has control of said joint venture or is a minority owner), including by way of an exchange or tender offer, a leveraged buyout, a recapitalization, restructuring or reorganization of Company.

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3.                  Extent of Services. During the Term and any extension thereof, Executive shall devote his full time, ability, attention and efforts to the performance, to the best of his abilities, of such duties and responsibilities, as described in Section 1 above, and as the Chief Executive Officer shall determine, consistent therewith.

4.                   Compensation.

(a)	Salary. Executive shall be paid $212,200.00 on an annualized basis in accordance with Telkonet's normal payroll practices, and be subject to all lawfully required withholdings. The base salary may be increased, at any time, as determined by the Chief Executive Officer and the Board.

(b)	Annual Performance Bonus. The Chief Executive Officer, the Board and the Executive will agree upon terms and conditions. The actual annual performance bonus amount will be based on metrics provided by the Board of Directors.

(c)	Bonuses Upon Sale of the Subsidiary and/or Sale of the Company. In the event of the Sale of the Subsidiary and/or the Sale of the Company (as defined in the Exhibit A attached hereto), Executive shall be entitled to a bonus pursuant to the terms and conditions set forth in Exhibit A. ·

(d)	Executive Participation in Telkonet Staff Benefits Plans. During the Term, Executive shall be entitled to participate in any group health programs and other benefit plans, which may be instituted from time-to time for Telkonet employees, and for which Executive qualifies under the terms of such plans. All such benefits shall be provided on the same terms and conditions as generally apply to all other Telkonet employees under these plans and may be modified by Telkonet from time-to-time.

(e)	Expenses. Executive shall be reimbursed by Telkonet for all ordinary, reasonable, customary and necessary expenses incurred by him in the performance of his duties and responsibilities. Executive agrees to prepare documentation for such expenses as may be necessary for Telkonet to comply with the applicable rules and regulations of the Internal Revenue Service and Telkonet's existing policy. Telkonet will provide a stipend equal to $323 per pay period to Executive for the purpose of obtaining an auto for the Executive's business use.

(f)	Equity. Executive is eligible to participate in the Company's Employee Stock Option Plan, in accordance with the terms of such plan and awards as granted by the Compensation Committee of the Board.

(g)	Stock Option. Upon execution of this Agreement (the "Execution Date"), Executive shall receive a grant of One Million (1,000,000) stock options (the "Stock Options''), subject to Executive's execution of a Stock Option Agreement, and granted pursuant to the Company's Employee Stock Option Plan. The Stock Options shall be granted at fair market value as of the date of this Agreement, and shall vest over a three (3) year period, with 33% of the shares vesting on the twelve (12) month anniversary of the Execution Date, 33% of the shares vesting on the twenty-four (24) month anniversary of the Execution Date, and the remaining 34% of the shares 011 the thirty-six (36) month anniversary of the Execution Date.. Provided, however, that 100% of the Stock Options shall immediately vest upon the Sale of the Subsidiary or the Sale of the Company (as those terms are defined in Exhibit A), regardless of whether Executive remains employed by Telkonet as of the date of such sale. Executive shall have twelve (12) months from the date of termination of his employment with the Company to exercise any Stock Options.

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5.                  Vacation. At full pay and without any adverse effect to his compensation, provided that all other terms and conditions of this Agreement are satisfied, Executive shall be entitled to five (5) weeks of vacation for each full calendar year during the term of this Agreement. Executive agrees to schedule his vacation leave in advance upon written notice to Chief Executive Officer or other designated individuals. Carryover of vacation days shall be consistent with Company's existing policy.

6.                 Termination. This Agreement shall terminate in accordance with Section 2 of this Agreement, or upon the first to occur of any of the following events:

(a)	The death of Executive.

(b)	The mutual consent of Executive and Telkonet. Executive shall then receive (i) an amount equal to Executive's base salary for the period starting on the first day after the termination and ending upon the twelve (12) month anniversary date of the termination in accordance with the Company's payroll schedule applicable to all employees and (ii) if the Executive elects to participate, in a timely manner, in the Company's group health insurance plan in accordance with the mandates of the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), the Company will, pay for any applicable health insurance premiums for such COBRA coverage, for a period starting on the first day after the termination and ending upon the twelve (12) month anniversary date of the termination. If the Executive becomes eligible for similar benefits from another employer, Telkonet will reimburse Executive for the Employee's share of current employer's health insurance premium ending upon the twelve (12) month anniversary date of the termination; should the Executive wish to continue COBRA coverage after the period of time during which the Company has agreed to pay the normal employer's share of COBRA coverage, the Executive agrees and acknowledges that he will be solely responsible for payment of any amounts required by the Company to continue health insurance coverage in accordance with COBRA. The Executive agrees to notify the Company in the event he obtains other health insurance coverage within ten (10) business days of becoming eligible for such coverage.

(c)	"Cause" exists for termination. For purposes of this Agreement, "cause" shall mean the occurrence of any of the following: (1) theft, fraud, embezzlement, or any other act of intentional dishonesty by Executive; (2) any material breach by Executive of any provision of this Agreement which breach is not cured within a reasonable time (but not to exceed fourteen (14) days) after written notification thereof to Executive by Telkonet; (3) any habitual neglect of duty or misconduct of Executive in discharging any of his duties and responsibilities under this Agreement after a written demand for performance was delivered to Executive that specifically identified the manner in which the Board believed the Executive had failed to discharge his duties and responsibilities, and the Executive failed to resume substantial performance of such duties and responsibilities on a continual basis immediately following such demand; (4) commission by Executive of a felony or any offense involving moral turpitude; or (5) any default of Executive's obligations hereunder, or any failure or refusal of Executive to comply with the policies, rules and regulations of Telkonet generally applicable to Telkonet employees, which default, failure or refusal is not cured within a reasonable time (but not to exceed fourteen (14) days) after written notification thereof to Executive by Telkonet. If cause exists for termination, Executive shall be entitled to no further compensation, except for accrued leave and vacation and except as may be required by applicable law.

(d)	"Good reason" exists for Executive to terminate his employment with Telkonet. For purposes of this Agreement, "good reason" shall mean the occurrence of any of the following: (1) any material adverse reduction in the scope of Executive's authority or responsibilities; (2) any reduction in the amount of Executive's compensation or participation in any employee benefits; or (3) Executive's principal place of employment is actually or constructively moved to any office or other location 75 miles or more outside of Milwaukee, WI. If Executive terminates his employment with Telkonet for "good reason," then, upon notice to Telkonet by Executive of such termination, Telkonet shall continue to pay Executive's base salary and provide Executive with continued participation in each employee benefit plan, in accordance with the mandates of COBRA (see Section 6.(b)(ii)), in which Executive participated immediately prior to the termination date for the period starting on the first day after the termination date and ending upon expiration of the Term, or if such period is less than twelve (12) months, for a period of twelve (12) months from such notice.

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(e)	If Executive is terminated by Telkonet for any reason other than for "cause", unless such termination occurs in connection with the Sale of the Company as defined in the attached Exhibit A, Executive shall receive: (i) an amount equal to Executive's base salary for the period starting on the first day after the termination and ending upon the twelve (12) month anniversary date of the termination in accordance with the Company's payroll schedule applicable to all employees and (ii) pay for any applicable health insurance premiums, in accordance with the mandates of COBRA (see Section 6.(b)(ii)), for a period starting on the first day after the termination and ending upon the twelve (12) month anniversary date of the termination. If the Executive becomes eligible for similar benefits from another employer, Telkonet will reimburse Executive for the Employee's share of current employer's health insurance premium ending upon the twelve (12) month anniversary date of the termination.

(f)	In the event of a termination under (a), (b), (c) or (d) of this paragraph 6, within thirty (30) days of the separation date, Telkonet shall make a lump sum payment of any back pay, Executive loans or deferments then due and owing. Notwithstanding anything to the contrary herein, this Agreement shall not terminate or expire under (e) of this paragraph six unless and until (iii) Executive is reimbursed for any back pay, Executive loans or deferments then due and owing.

(g)	If Executive's employment terminates by reason of death or disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company's then applicable plans, policies, and arrangements.

(h)	Separation Agreement and Release of Claims. The receipt of any severance pursuant to this Agreement will be subject to Executive signing and not revoking a separation agreement and release of claims (the "Release") in a form reasonably acceptable to the Company, which becomes effective within thirty (30) days following Executive's separation from service. The Release will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers for 12 months following the date of termination and the Company will instruct its officers and directors not to disparage the Executive. No severance pursuant to this Agreement will be paid or provided until the Release becomes effective.

(i)	No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(j)	No-Inducement. In the event of a termination of Executive's employment that otherwise would entitle Executive to the receipt of severance and other benefits pursuant to this Agreement, Executive agrees that as a condition to receipt of such severance, during the 12 month period following termination of employment, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, founder or otherwise, will not, solicit, induce, or influence any person to modify their employment or consulting relationship with the Company (the "No Inducement"). If Executive breaches the No-Inducement, all payments and benefits to which Executive otherwise may be entitled pursuant to this Section 6 will cease immediately.

7.                  Surrender of Books and Papers. Upon termination of this Agreement (irrespective of the time, manner, or cause of termination, be it for cause or otherwise), Executive shall immediately surrender to Telkonet all books, records, or other written papers or documents entrusted to him or which he has otherwise acquired pertaining to Telkonet and all other Telkonet property in Executive's possession, custody or control.

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8.                  Inventions and Patents. Executive agrees that Executive will promptly, from time-to time, fully inform and disclose to Telkonet any and all ideas, concepts, copyrights, copyrightable material, developments, inventions, designs, improvements and discoveries of whatever nature that Executive may have or produced during the term of Executive's employment under this Agreement that pertain or relate to the then current business of Telkonet (the "Creations"), whether conceived by Executive alone or with others and whether or not conceived during regular working hours. All Creations shall be the exclusive property of Telkonet and shall be "works made for hire" as defined in 17 U.S.C. §101, and Telkonet shall own all rights in and to the Creations throughout the world, without payment of royalty or other consideration to Executive or anyone claiming through Executive. Executive hereby transfers and assigns to Telkonet (or its designee) all right, title and interest in and to every Creation. Executive shall assist Telkonet in obtaining patents or copyrights on all such inventions, designs, improvements and discoveries being patentable or copyrightable by Executive or Telkonet and shall execute all documents and do all things reasonably necessary (at Telkonet's sole cost and expense) to obtain letters of patent or copyright, vest Telkonet with full and exclusive title thereto, and protect the same against infringement by third parties, and such assistance shall be given by Executive, if needed, after termination of this Agreement for whatever cause or reason. Executive hereby represents and warrants that Executive has no current or future obligation with respect to the assignment or disclosure of any or all developments, inventions, designs, improvements and discoveries of whatever nature to any previous Employer, entity or other person and that Executive does not claim any rights or interest in or to any previous unpatented or uncopyrighted developments, inventions, designs, improvements or discoveries.

9.                  Trade Secrets, Non-Competition and Non-Solicitation.

(a)	Trade Secrets. Contemporaneous with the execution of this Agreement and during the term of employment under this Agreement, Telkonet shall deliver to Executive or permit Executive to have access to and become familiar with various confidential information and trade secrets of Telkonet, including without limitation, data, production methods, customer lists, product format or developments, other information concerning the business of Telkonet and other unique processes, procedures, services and products of Telkonet, which are regularly used in the operation of the business of Telkonet (collectively, the "Confidential Information''). For purposes of the preceding sentence, information is not treated as being Confidential Information if it: (i) is or becomes generally available to the public other than by Executive in violation of this Agreement; (ii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; (iii) is independently developed by Executive outside the scope of his employment without use of Confidential Information; or (iv) is Executive's personnel information. Executive shall not disclose any of the Confidential Information that he receives from Telkonet or their clients and customers in the course of his employment with Telkonet, directly or indirectly, nor use it in any way, either during the term of this Agreement or for a period of five (5) years thereafter, except as required in the course of employment with Telkonet. Executive further acknowledges and agrees that Executive owes Telkonet, a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use. All files, records, documents, drawings, graphics, processes, specifications, equipment and similar items relating to the business of Telkonet, whether prepared by Executive or otherwise coming into Executive's possession in the course of his employment with Telkonet, shall remain the exclusive property of Telkonet and shall not be removed from the premises of Telkonet without the prior written consent of Telkonet unless removed in relation to the performance of Executive’s duties under this. Agreement. Any such files, records, documents, drawings, graphics, specifications, equipment and similar items, and any and all copies of such materials which have been removed from the premises of Telkonet, shall be returned by Executive to Telkonet. For purposes of this Section 9, "Telkonet" means Telkonet, Inc., including its subsidiaries and affiliates and all successors and predecessors in interest to Telkonet.
(b)	Non-Competition. Executive acknowledges that he will be provided with and have access to the Confidential Information, the unauthorized use or disclosure of which would cause irreparable injury to Telkonet, that Telkonet's willingness to enter into this Agreement is based in material part on Executive's agreement to the provisions of this Section 9(b) and that Executive's breach of the provisions of this Section would materially and irreparably damage Telkonet. In consideration for Telkonet's disclosure of Confidential Information to Executive, Executive's access to the Confidential Information, and the salary paid to executive hereunder, Executive agrees that during the term of Executive's employment under this Agreement and for one (1) year after the termination of Executive's employment and regardless whether such termination is with or without cause, Executive shall not, directly or indirectly, either as an executive, employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, advisor or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the Restricted Business (as defined herein) in North America. "Restricted Business" means any business conducted by Telkonet at the time of separation of the Executive from Telkonet.

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(c)	Reasonableness of Restrictions. Executive acknowledges that the restrictions set forth in Section 9(b) of this Agreement are reasonable in scope and necessary for the protection of the business and goodwill of Telkonet. Executive agrees that should any portion of the covenants in Section 9 be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the maximum extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(d)	Injunctive Relief; Extension of Restrictive Period. In the event of a breach of any of the covenants, by Executive or Telkonet contained in this Agreement, it is understood that damages will be difficult to ascertain, and either party may petition a court of law or equity for injunctive relief in addition to any other relief which Executive or Telkonet may have under the law, including but not limited to reasonable attorneys' fees.

10.              Indemnification and Insurance. Executive will be covered under the Company's insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company's bylaws, Certificate of Incorporation, and standard form of Indemnification Agreement, with such insurance coverage and indemnification to be in accordance with the Company's standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

11.               Miscellaneous.

(a)	This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns. Executive shall not assign any part of his rights under this Agreement without the prior written consent of Telkonet.

(b)	This Agreement contains the entire agreement and understanding between the parties and supersedes any and all prior understandings and agreements between the parties regarding Executive's employment.

(c)	No modification hereof shall be binding unless made in writing and signed by the party against whom enforcement is sought. No waiver of any provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced, unless it can be shown through custom, usage or course of action.

(d)	This Agreement is executed in, and it is the intention of the parties hereto that it shall be governed by, the laws of the State of Wisconsin without giving effect to applicable conflict of laws provisions.

(e)	The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

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(f)	Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon personal service, or service by wire transmission, which has been acknowledged by the other party as being received, or two (2) days after its mailing by certified mail, return receipt requested, postage prepaid addressed as follows;

(1)	If to Telkonet:

Attn; Chief Executive Officer

20800 Swenson Dr., Suite 175

Waukesha, WI 53186.

(2)	If to Executive:

To the last residential address known

by the Company as provided by

Executive in writing.

(g)	Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
(h)	Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, Telkonet and Executive have executed this Agreement as of the date first set forth above.

TELKONET,INC.		EXECUTIVE

By:	/s/ Gene Mushrush	/s/ Jason L. Tienor
	Gene Mushrush	Jason L. Tienor, an individual
Chief Financial Officer

Date:	1/3/17	Date: January 3, 2017

[Signature Page- Employment Agreement]

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EXHIBIT A

1.            Bonus Upon Sale of the Subsidiary. Contemporaneously with Telkonet's consummation of any Sale of the Subsidiary (as defined below), and conditioned upon the Sale of the Subsidiary resulting in a purchase price (before any closing costs or working capital adjustments) equal to or greater than Twelve Million Five Hundred Thousand Dollars ($12,500,000) and Executive remaining employed by Telkonet through at least the date of the Sale of the Subsidiary, Executive shall be entitled to a base bonus of Twenty-Five Thousand Dollars ($25,000) plus one third of five percent of each dollar in excess of a purchase price of Twelve Million Five Hundred Thousand Dollars ($12,500,000). For purposes of this Agreement, a "Sale of the Subsidiary'' means any transaction or related series or combination of transactions whereby, directly or indirectly, control of a majority (defined as greater than 50%) of the outstanding voting capital stock of EthoStream LLC or the equity interests of EthoStream LLC, or the majority of EthoStream LLC's business or assets is acquired, leased or licensed to a third party in a sale or exchange of stock, merger or consolidation, sale, lease or license of assets or joint venture (regardless of whether EthoStream LLC has control of said join venture or is a minority owner), including by way of an exchange or tender offer, a leveraged buyout, a recapitalization, restructuring or reorganization of EthoStream LLC. For the avoidance of doubt, an example of the bonus calculation identified in this paragraph is set forth below:

Examples
(all numbers in $000s)
Sales Price	$12,400	$12,500	$13,000	$13,500	$14,000

Base Bonus (Total for All Executives)		$75.0	$75.0	$75.0	$75.0

Over-performance Bonus (Total for All Executives)			$25.0	$50.0	$75.0

Total Bonus Paid to All Executives by Company		$75.0	$100.0	$125.0	$150.0
% Sales Price	NA	0.6%	~0.8%	~0.9%	~1.0%

Per Executive		$25.0	$33.3	$41.7	$50.0

2.                  Bonus for Events After Sale of the Subsidiary. After the Sale of the Subsidiary, the Company may pay Executive a bonus for additional Company related events that Executive may be involved with following the Sale of the Subsidiary.

3.                  Bonus Upon Sale of the Company. Contemporaneously with Telkonet's consummation of any Sale of the Company (as defined below), and conditioned upon Executive remaining employed by Telkonet through at least the date of the Sale of the Company, Company shall pay Executive a base bonus equal to six (6) months of Executive's then current base salary, plus two percent (2%) of each dollar in excess of a purchase price of Twenty Seven Million Dollars ($27,000,000). Such bonus shall be paid in one lump sum upon the closing of that transaction. For purposes of this Agreement, the term "Sale of the Company" means any transaction or related series or combination of transactions whereby, directly or indirectly, control of a majority (defined as greater than 50% of the outstanding voting capital stock of Company) of the equity interests of Company (or any direct or indirect parent of Company), or the majority of Company's business or assets is acquired, leased or licensed by a third party in a sale or exchange of stock, merger or consolidation, sale, lease or license of assets or joint venture (regardless of whether Company has control of said joint venture or is a minority owner), including by way of an exchange or tender offer, a leveraged buyout, a recapitalization, restructuring or reorganization of Company.

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